SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 333-113382



                          Granite Mortgages 04-2 plc
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            (Exact name of registrant as specified in its charter)

          100 Wood Street, 5th Floor, London, United Kingdom EC2V 7EX
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Granite Mortgages 04-2 plc, series 1 class A1, series 1 class A2, series 1 class B, series 1 class M and series 1 class C notes
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           (Title of each class of securities covered by this Form)

                                     None
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                (Titles of all other classes of securities for
                  which a duty to file reports under section
                            13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      |_|          Rule 12h-3(b)(1)(i)       |_|
         Rule 12g-4(a)(1)(ii)     |_|          Rule 12h-3(b)(1)(ii)      |_|
         Rule 12g-4(a)(2)(i)      |_|          Rule 12h-3(b)(2)(i)       |X|
         Rule 12g-4(a)(2)(ii)     |_|          Rule 12h-3(b)(2)(ii)      |_|
                                               Rule 15d-6                |_|

   Approximate number of holders of record as of the certification or notice date: Under 300

         Pursuant to the requirements of the Securities Exchange Act of 1934, Granite Mortgages 04-2 plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 3, 2006                     GRANITE MORTGAGES 04-2 PLC


                                            By:  /s/ Sharon Tyson
                                               -------------------------------
                                            Name:  Sharon Tyson
                                            Representing LDC Securitisation
                                            Director No.1 Limited


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